                                              *TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTION 200.80(b)(4),
                                                            200.83 AND 240.24b-2

                                                                   Exhibit 10.16

                                                               EXECUTION VERSION

                           SECOND AMENDED AND RESTATED

                  RENEWABLE ENERGY PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDED AND RESTATED RENEWABLE ENERGY PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement"), dated as of August 18, 2006 is entered into by and between Snowflake White Mountain Power, LLC, a limited liability company organized and existing under the laws of the State of Arizona (hereinafter referred to as "Seller"), and Salt River Project Agricultural Improvement and Power District, an agricultural improvement district organized and existing under the laws of the State of Arizona (hereinafter referred to as "Buyer").

                                TABLE OF CONTENTS

Article 1:   Conditions Precedent; Term of Agreement.......................    2
Article 2:   Definitions...................................................    4
Article 3:   Tier One Purchase Provisions..................................    8
Article 4:   Tier Two Purchase Provisions..................................   13
Article 5:   Title and Risk of Loss; Indemnity.............................   15
Article 6:   Billing and Terms of Payment..................................   15
Article 7:   Events of Default.............................................   16
Article 8:   Remedies......................................................   17
Article 9:   Termination...................................................   18
Article 10:  Limitation of Liability.......................................   19
Article 11:  Relationship of the Parties...................................   19
Article 12:  Taxes.........................................................   19
Article 13:  Notices.......................................................   20
Article 14:  Confidential Information......................................   21
Article 15:  Miscellaneous.................................................   22
EXHIBIT A:   Contract Rates................................................   29
EXHIBIT B:   EA Certificate................................................   30

                                    RECITALS

Whereas, Seller has now, or will have in the future, a certain Renewable Resource located in Snowflake, Arizona (the "Project");

Whereas, the Project will create certain Environmental Attributes that arise from the generation of electricity;

Whereas, Seller is in the business of generating and marketing electricity, capacity, and the associated Environmental Attributes; and

Whereas, Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain quantities of energy, capacity, and corresponding Environmental Attributes created by the Project; and

Whereas, Seller and Buyer previously entered into (i) that certain Renewable Energy Purchase and Sale Agreement, dated as of February 24, 2005, that was subsequently replaced in its entirety by (ii) that certain Amended and Restated Renewable Energy

Purchase and Sale Agreement date as of May 25, 2006 pertaining to the purchase and sale of the energy identified herein as "Tier One" for a term of twenty (20) years; and

Whereas, Seller has entered into an agreement with Arizona Public Service Company ("APS Agreement") for substantially all of the additional energy produced by the Project for a term of fifteen (15) years; and

Whereas, Seller has offered to sell and Buyer desires to purchase additional energy from the Project, commencing at the beginning of the sixteenth (16th) Delivery Year and ending on the Termination Date of this Agreement. The amount purchased shall consist of all of the remaining capacity and energy of the Project after Tier One deliveries are made to Buyer.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises of the Parties set forth below, the Parties hereto and intending to be legally bound hereby, agree as follows:

ARTICLE 1: CONDITIONS PRECEDENT; TERM OF AGREEMENT.

(a) Conditions Precedent. Each of Seller's and Buyer's obligations under this Agreement shall become effective upon the satisfaction or waiver by Seller of each of the following conditions precedent:

     (i) Seller shall have obtained all governmental and regulatory authorizations required for the construction, ownership, operation and maintenance of the Project and for the sale of capacity and energy therefrom;

     (ii) Seller shall have obtained financing in connection with the construction, ownership, operation and maintenance of the Project on terms and conditions reasonably acceptable to Seller; and

     (iii) Seller shall have entered into an interconnection arrangement on terms and conditions reasonably acceptable to Seller.

(b) Termination Rights Upon Failure to Achieve Conditions Precedent. In the event that any of the conditions precedent set forth in subsection (a) of this Article 1 have not been satisfied or waived by Seller by May 1, 2006, either Seller or Buyer shall have the right to terminate this Agreement upon thirty (30) days written notice to the other Party if the conditions precedent have not been satisfied or waived by Seller within such thirty
     (30) day period. If Buyer elects to terminate this Agreement pursuant to this Article 1, neither Party shall have any liability or obligation to the other Party. If Seller elects to waive any of the conditions precedent set forth in subsection (a) of this Article 1, such condition shall no longer be a condition precedent to the effectiveness of Seller's and Buyer's obligations under this Agreement. If Seller elects to terminate this Agreement pursuant to this Article 1, Seller shall make a one-time payment to Buyer for liquidated damages, within ten (10) days of such termination, in the amount of $250,000.
-------
* Confidential Treatment Requested.

(c)  Term: First Right of Refusal.

     (i) The term of this Agreement shall commence on the date hereof and shall remain in effect through and including the Termination Date.

     (ii) Commencing on the beginning of the fifteenth (15th) Delivery Year but not sooner, Seller may negotiate with third parties for proposed agreements for the sale of the net energy, capacity and Environmental Attributes generated by the Project during all or any portion of the period commencing on the day after the Termination Date and ending on the ten (10) year anniversary of the Termination Date, or, stated differently, for a period from the end of the twentieth (20th) Delivery Year and ending on the day before the thirty-first (31st) anniversary of the Delivery Commencement Date (such period, the "Right of First Refusal Term" or "ROFR Term"); provided, however, that Buyer shall have a first right of refusal to match any proposed agreement with any such third party for the sale of the net energy, capacity and Environmental Attributes generated by the Project during all or any portion of the ROFR Term, as follows. If Seller reaches a bona fide proposed definitive agreement with a third party for the sale of the net energy, capacity and Environmental Attributes generated by the Project during all or any portion of the ROFR Term (a "Third Party Offer"), Seller shall provide a copy of such proposed definitive agreement to Buyer within ten (10) days of reaching agreement on the proposed Third Party Offer. Buyer shall have thirty (30) days to notify Seller in writing whether it wishes to exercise its right of refusal by entering into an agreement with Seller for the sale of the net energy, capacity and Environmental Attributes generated by the Project by Seller to Buyer on essentially the same terms and conditions (including sources of fuel) as set forth in the Third Party Offer (such notice, the "Election Notice"). Upon the timely and proper delivery of an Election Notice, Seller and Buyer shall act in good faith to modify and execute any and all definitive agreements required for Buyer to purchase the net energy, capacity and Environmental Attributes on essentially the same terms and conditions (including sources of fuel) as set forth in the Third Party Offer, it being understood that the Third Party Offer shall be modified only as minimally necessary to properly reflect the identification of the Buyer and to meet Buyer's minimum standards for power purchase contracts, but shall be essentially identical to the Third Party Offer with respect to all financial terms. If Buyer shall fall to properly deliver an Election Notice within the 30-day notification period, or if Buyer shall property deliver such Election Notice within the 30-day notification period but, after good-faith negotiations between Buyer and Seller to modify the Third Party Offer agreements as provided above, shall fail to execute the necessary definitive agreements within thirty (30) days following the date on which the Election Notice is given to Seller, then in either event Seller shall be free to execute definitive agreements with the third party who originally made such offer to Seller. Buyer's right of refusal under this
     Section 1(c) shall survive the Termination Date of this Agreement for the ROFR Term.

(d) Prior Agreement Terminated. Seller and Buyer have previously entered into the "Renewable Energy Purchase and Sale Agreement", dated as of February 24, 2005 that was replaced by and terminated pursuant to the Amended and Restated Renewable Energy Purchase and Sale Agreement date as of May 25, 2006 (the "Prior Agreement"). It is the intention of the Parties that this Second Amended and Restated Renewable Energy Purchase and Sale Agreement shall
-------
* Confidential Treatment Requested.

     replace the Prior Agreement in its entirety. Accordingly, upon the execution by each of the Parties of this Second Amended and Restated Renewable Energy Purchase and Sale Agreement, the Prior Agreement shall terminate and have no further force and effect.

ARTICLE 2: DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below. Other capitalized terms are defined elsewhere in this Agreement.

     "AGREEMENT" means all provisions, exhibits incorporated as part of this Agreement, and documents incorporated by reference.

     "ARIZONA FOREST THINNINGS" means forest thinnings and/or residues associated with the harvest of trees, salvage timber, small diameter timber, salt cedar and other phreatophyte or woody vegetation removed from forest and woodlands, river basins or watersheds in the State of Arizona, including sawdust and sawmill waste resulting from the processing of the foregoing.

     "ARIZONA FOREST THINNINGS CALCULATION" has the meaning set forth in Article 3(a)(i).

     "AUTHORIZED REPRESENTATIVE" has the meaning set forth in Article 15(m).

     "BIOMASS" means paper sludge, urban debris, agricultural waste and any other "biomass," including Arizona Forest Thinnings and Out-of State Forest Thinnings, falling within the definition thereof for purposes of qualifying renewable generation and promulgated from time to time by the Arizona Corporation Commission or any successor agency having regulatory jurisdiction over renewable generation.

     "BUSINESS DAY" means any day which is not (i) a Saturday, (ii) a Sunday or
     (iii) a legal holiday in the State of Arizona or a federal holiday in the United States of America.

     "CAMD" means the Clean Air Markets Division of the Environmental Protection Agency, any successor agency and any other state or federal entity that is given jurisdiction over a program involving transferability of Environmental Attributes.

     "CLAIMS" means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this AGREEMENT.

     "DEFAULTING PARTY" has the meaning set forth in Article 7(a).

     "DELIVERY COMMENCEMENT DATE" means the earlier to occur of (i) January 1, 2008 or (ii) the commercial operation date of the Project, as designated in a written notice from Seller to Buyer; provided, however, that without limiting the generality of the provisions of Article 15(i), and so long as Seller has achieved Significant Construction Milestones by April 30, 2007, if due to delays in construction of the Project that are beyond the reasonable control of Seller, the commercial operation
-------
* Confidential Treatment Requested.

     date of the Project does not occur on or prior to January 1, 2008, the Services Commencement Date shall mean the earlier to occur of July 1, 2008 or such commercial operation date.

     "DELIVERY TERM" means the period commencing at hour ending 0100 MST on the Delivery Commencement Date through and including the hour ending 2400 MST on the Termination Date.

     "DELIVERY YEAR" means the consecutive twelve-month period commencing at hour ending 0100 MST on the Delivery Commencement Date (and each subsequent anniversary thereof) through and including the hour ending 2400 MST on the final day of such twelve-month period.

     "EA CERTIFICATE" means a certificate in the form attached hereto as Exhibit B.

     "ELECTION NOTICE" has the meaning set forth in Article 1(c).

     "ENVIRONMENTAL ATTRIBUTE" means any and all fuel, emissions, air quality, or other environmental characteristics, including green energy tags, renewable energy credits or certificates (REC) (including as defined in any legislation applicable in the Western Electricity Coordinating Council region), credits, benefits, reductions, offsets, and allowances, howsoever entitled or named, resulting from the use of renewable generation or the avoidance of the emission of any gas, chemical, or other substance to the air, soil or water attributable to the metered output generated by the facility which generated the energy sold by Seller to Buyer during the Delivery Term and in which the Seller has property rights or will have property rights upon such attributes coming into existence, and includes any of the same arising out of legislation or regulation concerned with oxides of nitrogen, sulfur, or carbon, particulate matter, soot, or mercury, or implementing the United Nations Framework Convention on Climate Change (the "UNFCCC") or the Kyoto Protocol to the UNFCCC or crediting "early action" with a view thereto, or laws or regulations involving or administered by the CAMD, and all Environmental Attribute Reporting Rights, but specifically excluding only the Production Tax Credits (PTC) or fuel subsidies. One (1) MWh of electrical energy from the Project or another applicable renewable energy generation facility corresponds to one (1) MWh Environmental Attribute.

     "ENVIRONMENTAL ATTRIBUTE REPORTING RIGHTS" means the right to report to any agency, authority or other party, including without limitation under
     Section 1605(b) of the Energy Policy Act of 1992, ownership of the Environmental Attributes.

     "FINANCIER" means any individual(s) or entity(ies) and any representative(s) or trustee(s) for any such individual(s) or entity(ies) providing financing to Seller or any entity controlling, controlled by or under common control with such entity, in respect of the Project or the transactions contemplated by this Agreement, including in the form of term debt or Interim debt or subordinated debt financing, including any refinancing or take-out of any such loan(s) or financings.

     "FIRM TRANSMISSION SERVICE" means (i) with respect to Seller, firm point-to-point transmission service provided by Arizona Public Service Company under the Arizona Public Service Company Pro Forma Open Access Transmission Tariff and (ii) with respect to Buyer, firm point-to-point transmission service provided by Salt River
-------
* Confidential Treatment Requested.

     Project Agricultural Improvement and Power District under the Salt River Project Agricultural Improvement and Power District Open Access Transmission Tariff.

     "GUARANTOR" means, with respect to Seller, Robert M. Worsley and Christi M. Worsley.

     "LATE PAYMENT RATE" means a per annum rate of interest equal to the lesser of (i) LIBOR plus two percent (2%) or (ii) the maximum rate permitted by applicable law.

     "LIBOR" means the London Interbank Offered Rate of interest per annum at which deposits in U.S. Dollars are offered by prime banks as of 11:00 a.m., London time, on the date which is two (2) Business Days prior to the first day of any period to which interest is applicable, for settlement on the first day of such interest period as such rate is quoted on Telerate Page 3750, or a functionally equivalent successor thereto, to be agreed between Buyer and Seller.

     "MW" means megawatt(s).

     "MWH" means megawatt hour(s).

     "MINIMUM NET WORTH AMOUNT" has the meaning set forth in the Personal Guaranty Agreement dated of even date herewith by Guarantor.

     "MOODY'S" means Moody's Investor Services, Inc.

     "MST" means Mountain Standard Time, as applicable, in Phoenix, Arizona.

     "NET-OUT-OF-STATE FUEL COST" has the meaning set forth in Article 3(a)(ii).

     "NET-ARIZONA FUEL COST INCREASE" has the meaning set forth in
     Article 3(a)(i).

     "NON-DEFAULTING PARTY" has the meaning set forth in Article 7(a).

     "OPTION" has the meaning set forth in Article 3(k).

     "OPTION PERIOD" has the meaning set forth in Article 3(k)(i).

     "OPTION PREMIUM" has the meaning set forth in Article 3(k)(iii).

     "OUT-OF-STATE FOREST THINNINGS" means forest thinnings and/or residues associated with the harvest of trees, salvage timber, small diameter timber, salt cedar and other phreatophyte or woody vegetation removed from forest and woodlands, river basins or watersheds outside the State of Arizona, including sawdust and sawmill waste resulting from the processing of the foregoing.

     "PARTY" or "PARTIES" means Buyer and Seller, individually or collectively, as applicable.

     "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a governmental authority or agency or political subdivision thereof.
-------
* Confidential Treatment Requested.

     "PRODUCTION TAX CREDITS" means the federal renewable electricity production tax credit allowed in conjunction with the sale of electricity from qualified energy resources as most recently set forth in the Working Families Tax Relief Act of 2004 (Public Law No. 108-311) and the American Jobs Creation Act of 2004 (Public Law No. 108-357) and as it may be further defined in subsequent legislation.

     "PROJECT" has the meaning set forth in the recitals of this Agreement.

     "RENEWABLE RESOURCE" means an electric power generator using Biomass to produce electric energy.

     "ROFR PERIOD" has the meaning set forth in Article 1(c).

     "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc.

     "SIGNIFICANT CONSTRUCTION MILESTONES" means (i) the boiler and steam generator components of the Project have been delivered to the Project Site and (ii) Seller has entered into contracts for installation and testing of the Project with the major contractors for the construction of the Project.

     "TEST ENERGY PRICE" has the meaning set forth in Article 3(k)(iv).

     "TIER ONE DELIVERY POINT" has the meaning set forth in Article 3(e).

     "TIER TWO DELIVERY POINT" has the meaning set forth in Article 4(e).

     "TIER ONE DELIVERY TERM" means the period commencing at hour ending 0100 MST on the Delivery Commencement Date through and including the hour ending 2400 MST on the Termination Date.

     "TIER TWO DELIVERY TERM" means the period commencing at hour ending 0100 MST on the first day of the sixteenth (16th) Delivery Year through and including the hour ending 2400 MST on the Termination Date.

     "TIER ONE MAXIMUM ANNUAL CONTRACT QUANTITY" means 87,600 MWh (of which 70,080 MWh must be Biomass energy); provided that, in any Delivery Year in which the month of February has twenty-nine (29) days, the Tier One Maximum Annual Contract Quantity shall be 87,840 MWh (of which 70,272 MWh must be Biomass energy); provided further that, with respect to the Delivery Year in which the Tier One Delivery Term terminates, the Maximum Annual Contract Quantity shall be reduced accordingly based upon the ratio of (i) the total number of days in such Delivery Year within the Delivery Term for such year to (ii) 365.

     "TIER ONE MINIMUM ANNUAL CONTRACT QUANTITY" means 78,840 MWh (of which 63,072 MWh must be Biomass energy); provided that, in any Delivery Year in which the month of February has twenty-nine (29) days, the Tier One Minimum Annual Contract Quantity shall be 79,056 MWh (of which 63,245 MWh must be Biomass energy); provided further that, with respect to the Delivery Year in which the Delivery Term terminates, the Tier One Minimum Annual Contract Quantity shall be reduced accordingly based upon the ratio of (i) the total number of days in such Delivery Year within the Delivery Term for such year to (ii) 365.

-------
  * Confidential Treatment Requested.

     "TIER TWO MINIMUM ANNUAL CONTRACT QUANTITY" means 78,840 MWh of Biomass energy; provided that, in any Delivery Year in which the month of February has twenty-nine (29) days, the Tier Two Minimum Annual Contract Quantity shall be 79,056 MWh of Biomass energy; provided further that, with respect to the Delivery Year in which the Delivery Term terminates, the Tier Two Minimum Annual Contract Quantity shall be reduced accordingly based upon the ratio of (i) the total number of days in such Delivery Year within the Delivery Term for such year to (ii) 365. There is no maximum annual quantity for Tier Two deliveries, which shall include all power and energy generated by the Project that is not delivered as Tier One quantities.

     "TERMINATION DATE" means, with respect to both Tier One and Tier Two, the end of Delivery Year twenty (20), or such earlier date upon which this Agreement is terminated in accordance with the provisions of this Agreement.

ARTICLE 3: TIER ONE PURCHASE PROVISIONS.

Seller agrees to deliver and sell and Buyer agrees to accept and purchase, during the Tier One Delivery Term, all right, title and interest of Seller in and to the Tier One energy, capacity and associated Environmental Attributes as set forth in this Article 3 to the extent (i) Seller has such right, title, and interest in and to such Tier One energy, capacity and associated Environmental Attributes under applicable law, and (ii) such transfer and sale to Seller is not in violation of any applicable law at the time of such transfer and sale. Seller shall take such action as may be necessary to transfer and evidence the transfer of Environmental Attributes to Buyer.

(a)  Tier One Contract Price. Subject to adjustment pursuant to clauses
     (i)-(iii) of this Article 3(a), for the Tier One energy, capacity and associated Environmental Attributes delivered by Seller to Buyer during each hour of the Tier One Delivery Term, Buyer shall pay to Seller an amount equal to the product of (i) the applicable Contract Rate (in dollars per MWh) set forth in Exhibit A (which the Parties acknowledge contains an escalation of [*] per Delivery Year) and (ii) the quantity of Tier One energy (in MWh) delivered by or on behalf of Seller.

     (i) No later than six (6) months prior to the end of the fifteenth (15th) Delivery Year, Seller may (but shall not be obligated to) calculate the increase (the "Net Arizona Fuel Cost Increase") in Seller's actual fuel cost (determined consistent with past practices and net of any subsidy for Arizona Forest Thinnings received by Seller from the United States Department of Agriculture Forest Service) since the Delivery Commencement Date for transporting to the Project Arizona Forest Thinnings to generate the Tier One energy, capacity and Environmental Attributes sold to Buyer under this Agreement (such calculation, the "Arizona Forest Thinnings Calculation"), and deliver the Arizona Forest Thinnings Calculation to Buyer. Buyer shall have twenty (20) days from receipt of the Arizona Forest Thinnings Calculation to review such calculations in accordance with its rights under Article 3(h), and if a dispute arises between Seller and Buyer as to such calculations, such dispute shall be resolved in
-------
* Confidential Treatment Requested.

          accordance with the provisions of Article 3(i). If the Arizona Forest Thinnings Calculation, as finally determined either by Buyer's agreement or resolved after a dispute pursuant to the provisions of
          Article 3(i), reflects that the Net Arizona Fuel Cost Increase exceeds 44.80% (which the Parties acknowledge is equivalent to an average annual increase of 2.50%) Buyer shall elect, in its sole discretion, by written notice to Seller within ten (10) Business Days of such final determination, either (A) to increase the Contract Rate applicable during Delivery Years sixteen (16) through twenty (20) by an amount (expressed in dollars per megawatt-hour) by which the Net Arizona Fuel Cost Increase exceeded 44.80%, or (B) exercise its rights under Article 3(a)(ii) below. If Buyer falls to make an election within such ten (10) Business Day period, Buyer shall be deemed to have elected option (A). If Buyer elects or is deemed to have elected option (A), the Parties shall amend this Agreement to reflect the new Contract Rate for the remaining Delivery Years and to delete clauses
          (I)-(iii) of this Article 3(a).

     (ii) If Buyer elects under Article 3(a)(i) to exercise its rights under this Article 3(a)(ii), Seller shall, within thirty (30) days after Buyer's election, calculate the projected fuel cost (the "Net Out-of-State Fuel Cost") (net of any subsidy for Out-of-State Forest Thinnings payable by the United States Department of Agriculture Forest Service) during the sixteenth (16th) Delivery Year for transporting to the Project Out-of-State Forest Thinnings to generate the energy, capacity and Environmental Attributes sold to Buyer under this Agreement (such calculation, the "Out-of-State Forest Thinnings Calculation"), and deliver the Out-of-State Forest Thinnings Calculation to Buyer. Buyer shall have twenty (20) days from receipt of the Out-of-State Forest Thinnings Calculation to review such calculations in accordance with its rights under Article 3(h), and if a dispute arises between Seller and Buyer as to such calculations, such dispute shall be resolved in accordance with the provisions of
          Article 3(i). If the Out-of-State Forest Thinnings Calculation, as finally determined either by Buyer's agreement or resolved after a dispute pursuant to the provisions of Article 3(i), reflects that the Net Out-of-State Fuel Cost exceeds the first Delivery Year fuel cost by more than 44.80%, Buyer shall elect, in its sole discretion, by written notice to Seller within ten (10) Business Days of such final determination, either (A) to increase the Contract Rate applicable during Delivery Years sixteen (16) through twenty (20) by an amount (expressed in dollars per megawatt-hour) by which the Net Out-of-State Fuel Cost exceeds 44.80%, or (B) exercise its rights under Article 3(a)(iii) below. If Buyer fails to make an election within such ten
          (10) Business Day period, Buyer shall be deemed to have elected option
          (A). If Buyer elects or is deemed to have elected option (A), the Parties shall amend this Agreement to reflect the new Contract Rate for the remainder of the Term, to modify the provisions of Article 3(c) in order to allow Seller to utilize Out-of-State Forest Thinnings as fuel at the Project rather than Arizona Forest Thinnings for the remainder of the Term, and to delete clauses (i)-(iii) of this Article 3(a).

     (iii) If Buyer elects under Article 3(a)(ii) to exercise its rights under this Article 3(a)(iii), the Contract Rate shall not be increased, and the Parties shall

-------
  * Confidential Treatment Requested.

          amend this Agreement to modify the provisions of Article 3(c) in order to allow Seller to utilize any Biomass as fuel at the Project rather than Arizona Forest Thinnings or Out-of-State Forest Thinnings during the remainder of the Term and to delete clauses (i)-(iii) of this
          Article 3(a).

(b) Tier One Contract Quantity. In Delivery Years one (1) through twenty (20), Seller shall deliver at least the Tier One Minimum Annual Contract Quantity of energy and associated Environmental Attributes to Buyer. If in Delivery Year one (1) through nineteen (19), Seller delivers more than the Tier One Minimum Annual Contract Quantity to Buyer, Seller may elect, upon written notice to Buyer, to apply such excess quantities towards Seller's obligation to deliver the Tier One Minimum Annual Contract Quantity to Buyer in the immediately succeeding Delivery Year. Seller shall not deliver more than the Tier One Maximum Annual Contract Quantity of energy and associated Environmental Attributes to Buyer in Delivery Years one (1) through fifteen (15), without the written consent of Buyer. In Delivery Years sixteen (16) through twenty (20) Seller shall deliver the Tier One Minimum Annual Contract Quantity and Tier Two Minimum Annual Contract Quantity of energy and associated Environmental Attributes to Buyer prior to making any election, as provided above in this subsection, to apply any portion of any excess quantities towards Seller's obligation to deliver the Tier One Minimum Annual Contract Quantity to Buyer in the immediately succeeding Delivery Year.

(c) Tier One Sources of Fuel. Subject to Buyer's election to terminate the applicability of this sentence pursuant to the provisions of Article 3(a), at least eighty percent (80%) of the MWh of Tier One electric energy delivered by Seller to Buyer under this Agreement shall be generated using a fuel source comprised of Arizona Forest Thinnings. Arizona Forest Thinnings shall be used in concentrations that will allow, on a monthly basis, the Seller to meet the fuel requirement in this Article 3(c). Any Tier One electric energy generated by the Project in excess of eighty percent (80%) of the MWh of electric Tier One energy delivered by Seller to Buyer under this Agreement may be generated using any fuel source, Including construction debris, paper sludge, agricultural waste, tire derived fuels, waste paper, plastics or other Biomass, including Out-of-State Forest Thinnings.

(d) Tier One Delivery Rate. During the Tier One Delivery Term Seller may schedule and deliver to Buyer at the Tier One Delivery Point up to ten (10) MWhs of energy per hour up to the Tier One Maximum Annual Contract Quantity of Tier One energy; provided that in Delivery Years one (1) through fifteen
     (15) such delivery rate may be Increased up to a maximum of 20 MWhs of energy per hour upon mutual agreement of Buyer and Seller.

(e) Tier One Delivery Point. The delivery point for Tier One energy delivered by or on behalf of Seller to Buyer under this Agreement shall be the Cholla 500 kV Switchyard, or any other delivery point mutually agreed to by Seller and Buyer (the "Tier One Delivery Point").

(f) Tier One Energy Sourcing. Unless otherwise noted and mutually agreed to by both Parties in writing, the Tier One energy and associated Environmental Attributes delivered by Seller to Buyer pursuant to this Agreement shall be generated from the Project.

__________

* Confidential Treatment Requested.

(g) Tier One Reporting. On or before the 30th day following the end of each Delivery Year during the Tier One Delivery Term, Seller shall complete and provide to Buyer an EA Certificate designating, for the previous Delivery
     Year: (i) the quantity of Tier One energy generation and Environmental Attributes created In MWh by month; (ii) the location and name of the generator used to create the Environmental Attributes; and (iii) the date the generator used to create the Environmental Attributes began operation. In addition, if in any Delivery Year during the Tier One Delivery Term Seller delivers Buyer Tier One electric energy under this Agreement from any Renewable Resource other than the Project, Seller shall be obligated to provide to Buyer a signed copy of an EA Certificate completed by such Renewable Resource for such Tier One Delivery Year.

(h) Tier One Audit Rights. Upon reasonable advance notice to Seller, Buyer shall have the right to designate its own employee representative(s) or its contracted representative(s) to audit and to examine at its own expense the supporting documentation concerning Seller's source of the Arizona Forest Thinnings, the Out-of-State Forest Thinnings or other Biomass used by Seller to generate Tier One electric energy delivered by Seller to Buyer under this Agreement and, subject to the limitations of time set forth in
     Article 3(a), Seller's calculations regarding costs of Arizona Forest Thinnings, Out-of-State Forest Thinnings and other Biomass pursuant to the provisions of Article 3(a). Buyer or Its representative(s) shall undertake any such audit(s) at reasonable times and appropriate locations and in conformance with generally accepted auditing standards. Seller agrees to fully cooperate with any such audit(s). During the term of this Agreement, Seller agrees to retain all records and documentation subject to audit by Buyer in accordance with this Article 3(h). Buyer shall promptly notify Seller in writing of any exception taken as a result of an audit and Seller shall respond In writing to such notification within thirty (30) days of receipt of Buyer's notice.

(i) Tier One Dispute Resolution - Fuel Costs. If a dispute arises between the Parties regarding either the Arizona Forest Thinnings Calculation under
     Article 3(a)(i) or the Out-of-State Forest Thinnings Calculation under
     Article 3(a)(ii) hereof, the Parties shall, within ten (10) days of Seller's response to Buyer's exceptions to either such calculation, engage an independent accounting firm or electric industry consultant (or both) as mutually agreed by the Parties to finally and conclusively determine the accuracy or inaccuracy of such documentation or calculations. The Parties shall instruct such firm or consultant (or both) to make such determination as soon as practicable and in any event within thirty (30) days of such engagement. The Parties shall share the cost of such engagement equally, The conclusions of such firm or consultant (or both) shall be binding on the Parties for all purposes under this Agreement. The foregoing procedures shall be applicable to Article 3(a)(i) or (ii) calculation disputes only.

(j) Tier One Transmission of Energy. Seller shall, during the Tier One Delivery Term, arrange for and maintain Firm Transmission Service for the transmission of all Tier One energy that is delivered to Buyer hereunder at the Tier One Delivery Point and be responsible for paying for all associated transmission charges to the Tier One Delivery Point. Buyer shall, during the Tier One Delivery Term, accept all energy that is delivered by Seller hereunder at the Tier One Delivery Point.

__________

* Confidential Treatment Requested.

(k) Test Energy. Prior to the Delivery Commencement Date, Seller may, but shall have no obligation to, purchase real time put options from Buyer pursuant to which Buyer agrees to purchase non-firm test energy delivered by Seller in accordance with this Article 3(k). Each real time put option ("Option") will provide Seller the right, but not the obligation, to deliver or put non-firm test energy from the Project to Buyer. Seller shall notify Buyer of its intent to purchase the initial Option no less than ninety (90) days prior to the first day Seller anticipates delivering test energy to Buyer. Within ten (10) days of receipt of such notice, Buyer shall provide to Seller (a) the email address required pursuant to Article 3(k)(vi) below,
     (b) the real-time traders phone number required pursuant to Article 3(k)(vi) below, and (c) the wire transfer instructions for the payment required pursuant to Article 3(k)(iii) below. Seller may purchase additional Options by paying the Option Premium to Buyer in accordance with
     Article 3(k)(iii) below.

     (i) Option Period: Each Option purchased by Seller shall give Seller the right to delivery test energy to Buyer for a period of thirty (30) days commencing on the day that Seller first delivers test energy to Buyer (each such period an "Option Period").

     (ii) Quantity: Seller has the option during each hour of each Option Period to deliver to Buyer at the Delivery Point the full output of the Project, provided the Project's nominal rating is not in excess of 20 MW.

     (iii) Option Premium: Seller shall pay to Buyer $[*] for each Option. Such premium shall be due three (3) Business Days prior to the first day of each Option Period and shall be payable by wire transfer.

     (iv) Test Energy Price: For the energy delivered by Seller to Buyer during each hour of each Option Period, Buyer shall pay to Seller an amount equal to the product of (A) $45.00 and (B) the quantity of test energy (in MWh) delivered by Seller to Buyer.

     (v)  Delivery of Test Energy:

          (A) Buyer agrees to accept delivery of non-firm test energy up to those quantities identified in Article 3(k)(ii) for all hours, during each Option Period, on days when Seller chooses to exercise the option.

          (B) The Seller's obligation to deliver energy to Buyer hereunder is non-firm and can be interrupted or curtailed at any time for any reason. The Buyer's obligation to receive energy from Seller hereunder is firm, and can be interrupted without any liability only if the interruption is: (1) allowed by conditions mutually agreed to by Seller and Buyer, or (2) due to an Uncontrollable Force, or (3) to meet Buyer's public utility or statutory obligations to its customers. If Buyer interrupts for any other reason (other than those in the preceding sentence), Buyer shall pay damages as calculated in Article 3(k)(viii) below.

-------------------
*Confidential Treatment Requested.

     (vi) Scheduling: Within two (2) weeks after Seller notifies Buyer of Seller's desire to purchase an Option pursuant to this Article 3(k), Seller and Buyer shall meet to develop appropriate scheduling procedures for implementing the delivery of test energy to Buyer. Such scheduling procedures shall be consistent with Western Electricity Coordinating Council and North American Electric Reliability Council procedures and guidelines, as either may be amended from time to time. All costs for implementing such scheduling procedures including but not limited to the cost of all necessary metering and communication equipment shall be the responsibility of Seller.

     (vii) Billing: Within ten (10) days of the end of each Option Period, Seller shall prepare and deliver to Buyer an invoice setting forth a calculation of the amount owed by Buyer for the test energy delivered by Seller during such test period and any damages owed by Buyer pursuant to Article 3(k)(viii). Buyer shall pay such invoice in accordance with the terms of Article 6(b).

     (viii) Damages: If during any Option Period Buyer interrupts the delivery of test energy for any reason other than those reasons listed in
          Article 3(k)(v)(B) above, then for each hour during the Option Period that delivery of test energy was interrupted Buyer shall pay Seller an amount equal to (A) the product of (1) $[*] and (2) the positive difference between the quantity of test energy (in MWh) scheduled by Seller and the quantity of test energy (in MWh) received by the Buyer; plus (B) any charges imposed on the Seller under open access transmission tariffs as a result of Buyer's non-performance.

(l) Third Party Sales. Buyer acknowledges and agrees that (i) prior to the Delivery Commencement Date, Seller shall have the right to sell energy, capacity and associated Environmental Attributes generated by the Project to any third party and (ii) during any Delivery Year during the Delivery Term, Seller shall have the right to sell energy, capacity and associated Environmental Attributes generated by the Project in excess of the Minimum Annual Contract Quantity to any third party.

ARTICLE 4: TIER TWO PURCHASE PROVISIONS.

Seller agrees to deliver and sell and Buyer agrees to accept and purchase, during the Tier Two Delivery Term, all right, title and interest of Seller in and to the Tier Two energy, capacity and associated Environmental Attributes as set forth in this Article 4 to the extent (i) Seller has such right, title, and interest in and to such Tier Two energy, capacity and associated Environmental Attributes under applicable law, and (ii) such transfer and sale to Seller is not in violation of any applicable law at the time of such transfer and sale. Seller shall take such action as may be necessary to transfer and evidence the transfer of Environmental Attributes to Buyer.

(a)  Tier Two Contract Quantity. In Delivery Years sixteen (16) through twenty
     (20), Seller shall deliver the full output of the Project, net of the Tier One purchases, but not less than the Tier Two Minimum Contract Quantity, and associated

-------------------
*Confidential Treatment Requested.

     Environmental Attributes to Buyer. If in Delivery Year sixteen (16) through twenty (20), Seller delivers more than the Tier One Maximum Contract Quantity and Tier Two Minimum Annual Contract Quantity to Buyer, Seller may elect, upon written notice to Buyer, to apply such excess quantities towards Seller's obligation to deliver the Tier Two Minimum Annual Contract Quantity to Buyer in the immediately succeeding Delivery Year.

(b) Tier Two Contract Price. For the Tier Two energy, capacity and associated Environmental Attributes delivered by Seller to Buyer during each hour of the Tier Two Delivery Term, Buyer shall pay to Seller an amount equal to the product of (i) the applicable Contract Rate (in dollars per MWh) set forth in Exhibit A (Delivery Year sixteen (16) through twenty (20)), that the Parties acknowledge contains an escalation of 2.50% per Delivery Year) and (ii) the quantity of Tier Two energy (in MWh) delivered by or on behalf of Seller. The Contract Rates set forth in Exhibit A shall apply to Tier Two Purchases, notwithstanding any adjustments that may be made pursuant to the Tier One pricing provisions.

(c) Tier Two Sources of Fuel. One hundred percent (100%) of the MWh of Tier Two electric energy delivered by Seller to Buyer under this Agreement shall be generated using Biomass, as defined in Article 2 of this Agreement.

(d) Tier Two Delivery Rate. During the Tier Two Delivery Term, Seller shall schedule and deliver to Buyer at the Tier Two Delivery Point the full energy output of the Project (approximately twenty (20) MWhs per hour), provided that unless and until the Tier One Maximum Annual Contract Quantity is met for each Delivery Year all the deliveries in the month up to a maximum of ten (10) MWhs per hour times the number of hours in each month shall be deemed to be Tier One deliveries.

(e) Tier Two Delivery Point. The delivery point for Tier Two energy delivered by or on behalf of Seller to Buyer under this Agreement shall be the Cholla 500 kV Switchyard, or any other delivery point mutually agreed to by Seller and Buyer (the Tier Two Delivery Point").

(f) Tier Two Energy Sourcing. Unless otherwise noted and mutually agreed to by both Parties in writing, the Tier Two energy and associated Environmental Attributes delivered by Seller to Buyer pursuant to this Agreement shall be generated from the Project.

(g) Tier Two Reporting. On or before the 30th day following the end of each Delivery Year during the Tier Two Delivery Term, Seller shall complete and provide to Buyer an EA Certificate designating, for the previous Delivery
     Year: (i) the quantity of Tier Two energy generation and Environmental Attributes created in MWh by month; (ii) the location and name of the generator used to create the Environmental Attributes; and (iii) the date the generator used to create the Environmental Attributes began operation. In addition, if in any Delivery Year during the Tier Two Delivery Term Seller delivers Buyer Tier Two electric energy under this Agreement from any Renewable Resource other than the Project, Seller shall be obligated to provide to Buyer a signed copy of an EA Certificate completed by such Renewable Resource for such Tier Two Delivery Year.

-------------------
*Confidential Treatment Requested.

(h) Tier Two Audit Rights. Upon reasonable advance notice to Seller, Buyer shall have the right to designate its own employee representative(s) or its contracted representative(s) to audit and to examine at its own expense the supporting documentation concerning Seller's source of the Biomass used by Seller to generate Tier Two electric energy delivered by Seller to Buyer this Agreement and, subject to the limitations of time set forth in Article 4(a), Seller's calculations regarding costs of Biomass pursuant to the provisions of Article 4(a). Buyer or its representative(s) shall undertake any such audit(s) at reasonable times and appropriate locations and in conformance with generally accepted auditing standards. Seller agrees to fully cooperate with any such audit(s). During the term of this Agreement, Seller agrees to retain all records and documentation subject to audit by Buyer in accordance with this Article 4(h). Buyer shall promptly notify Seller in writing of any exception taken as a result of an audit and Seller shall respond in writing to such notification within thirty (30) days of receipt of Buyer's notice.

(i) Tier Two Transmission of Energy. Seller shall, during the Tier Two Delivery Term, arrange for and maintain Firm Transmission Service for the transmission of all energy that is delivered to Buyer hereunder at the Tier Two Delivery Point and be responsible for paying for all associated transmission charges to the Tier Two Delivery Point. Buyer shall, during the Tier Two Delivery Term, accept all energy that is delivered by Seller hereunder at the Tier Two Delivery Point.

ARTICLE 5: TITLE AND RISK OF LOSS; INDEMNITY.

Title to and the risk of loss on any electric energy generated from the Project and transmitted to Buyer in accordance with this Agreement shall pass to Buyer at the Tier One Delivery Point and Tier Two Delivery Point. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from or out of any event, circumstance, act or incident related to such electric energy first occurring or existing during the period when control and title to such electric energy is vested in such Party as provided in this Article 5.

ARTICLE 6: BILLING AND TERMS OF PAYMENT.

(a) Billing. On or before the tenth (10th) day of each month during the Delivery Term, Seller shall prepare and deliver to Buyer an invoice setting forth: (i) a calculation of the quantity of energy (in MWh) delivered by Seller to Buyer in the immediately preceding month multiplied by the applicable rate set forth in Exhibit A and (ii) any other payment due and owing from one Party to the other Party under this Agreement. For any billing period in which both Tier One and Tier Two deliveries are, or may be, made, Seller shall specify the amounts of Tier One and Tier Two deliveries made during the billing period.

(b) Terms of Payment. On or before the twentieth (20th) day following receipt of such invoice, Buyer shall (i) pay, by wire transfer of immediately available funds into an account designated by Seller, the full amount stated in such invoice, or (ii) if Buyer objects to all or a portion of such invoice, Buyer shall (A) pay the

-------------------
*Confidential Treatment Requested.

     undisputed portion of such invoice by wire transfer of immediately available funds into an account designated by Seller and (B) provide an itemized statement of its objections to such invoice setting forth in reasonable detail the basis for such objections and supporting documentation therefore. If Buyer does not object to an invoice prior to the date payment of such invoice is due, Buyer shall pay the full amount of such invoice; provided however, that Buyer may subsequently object to such invoice and, if such objection proves to be correct Seller shall refund to Buyer the disputed amount within ten (10) days of the date the objection is proven to be correct. Any amounts due by either Party under this Agreement not paid when due shall bear interest at the Late Payment Rate. Such interest shall accrue daily from the due date until the date upon which such payment is made.

Article 7: Events of Default.

(a) Events of Default, As used in this Agreement an "Event of Default" shall mean any of the events set forth below in this Article 7 with respect to either Party, as the case may be (the "Defaulting Party"):

     (i) the Delivery Commencement Date has not occurred on or before January 1, 2008 (or, if delayed for the reasons set forth in the definition thereof, July 1,2008); or

     (ii) the failure by the Defaulting Party to make, when due, any payment required under this Agreement if such failure is not remedied within five (5) Business Days after written notice of such failure is given to the Defaulting Party by the other Party (the "Non-Defaulting Party"); or

     (iii) any representation or warranty made by the Defaulting Party in this Agreement shall prove to have been false or misleading in any material respect when made, and such breach is not remedied within ten (10) days after written notice thereof is given to the Defaulting Party by the Non-Defaulting Party; or

     (iv) at any time after the first Delivery Year, the failure by Seller, other than due to an Uncontrollable Force, to deliver to Buyer during the immediately preceding Delivery Year the Tier One Minimum Annual Contract Quantity and, if applicable, the Tier Two Minimum Annual Contract Quantity and such failure to deliver is not corrected by one of the following:

          (A) delivering, within sixty (60) days following the end of such Delivery Year, a quantity of energy (in MWh) from the Project that is sufficient to satisfy such shortfall, or

          (B) delivering, within sixty (60) days following the end of such Delivery Year, a quantity of energy (in MWh) from a source (other than the Project) reasonably acceptable to Buyer that is sufficient to satisfy such shortfall; or

-------------------
*Confidential Treatment Requested.

     (v) the failure by the Defaulting Party to perform any covenant or material obligation set forth in this Agreement (other than events that are otherwise specifically covered in this Article 7 as a separate Event of Default, including the failure to make any payment when due and the failure to deliver as required by this Agreement), and such failure is not excused by an Uncontrollable Force, or is not cured within sixty (60) days after written notice thereof to the Defaulting Party; or

     (vi) the Defaulting Party:

          (A) makes an assignment or any general arrangement for the benefit of creditors,

          (B) files a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or has such petition filed against it and such proceeding remains undismissed for sixty (60) days,

          (C)  otherwise becomes bankrupt or insolvent (however evidenced), or

          (D) acknowledges in writing that it is unable to pay its debts as they fall due.

ARTICLE 8: REMEDIES.

(a) Remedies in General. If an Event of Default occurs with respect to either Party at any time during the term of this Agreement, the Non-Defaulting Party may (i) terminate this Agreement pursuant to Article 9, (ii) withhold any payments or energy due in respect of this Agreement to the extent of its damages pursuant to this Agreement and (iii) exercise such other remedies as may be available at law or in equity or as otherwise provided in this Agreement.

(b) Buyer's Liability. If an Event of Default occurs with respect to Buyer and Seller elects to terminate this Agreement, then notwithstanding termination hereof, Buyer shall be obligated to pay Seller termination damages equal to the sum of (i) all amounts payable by Buyer to Setter for any energy and Environmental Attributes delivered by Seller to Buyer which have not been paid, plus (ii) an amount equal to the present value, as of the termination date, of the net economic loss, if any, to Seller resulting from the termination of this Agreement, such loss to be determined in a commercially reasonable manner and based on a comparison of (A) the amount that Seller would have received from Buyer under this Agreement (assuming deliveries of energy for the remainder of the Delivery Term are equal to the average quantities of energy delivered to Buyer from the Delivery Commencement Date through the date on which such Event of Default occurred; provided that in no event shall such assumed deliveries be less than the Minimum Annual Contract Quantity for the remainder of the Delivery Term) and (B) an amount equal to the market value of the energy and Environmental Attributes remaining to be delivered to Buyer under this

-------------------
*Confidential Treatment Requested.

     Agreement as of the termination date (assuming deliveries of energy for the remainder of the Delivery Term are equal to the average quantities of energy delivered to Buyer from the Delivery Commencement Date through the date on which such Event of Default occurred; provided that in no event shall such assumed deliveries be less than the Minimum Annual Contract Quantity for the remainder of the Delivery Term), based on market prices as of the termination date for energy and Environmental Attributes of the same vintage and quality, such market prices to be determined based on the average of prices quoted by at least two independent third party brokerage services reasonably selected by Seller, plus (iii) all costs (including reasonable attorneys' fees and expenses) reasonably incurred by Seller in connection with the termination of this Agreement.

(c) Seller's Liability. If an Event of Default occurs with respect to Seller and Buyer elects to terminate this Agreement, then notwithstanding termination hereof, Seller shall be obligated to pay Buyer termination damages equal to the sum of (i) all amounts prepaid by Buyer to Seller for any energy and Environmental Attributes that have not been delivered by Seller to Buyer, Plus (ii) an amount equal to the present value, as of the termination date, of the net economic loss, if any, to Buyer resulting from the termination of this Agreement, such loss to be determined in a commercially reasonable manner and based on a comparison of (A) the amount that Buyer would have paid to Seller under this Agreement (assuming deliveries of energy by Seller at the Minimum Annual Contract Quantity for the remainder of the Delivery Term) and (B) an amount equal to the market value of the energy and Environmental Attributes remaining to be delivered to Buyer under this Agreement as of the termination date (assuming deliveries of energy at the Minimum Annual Contract Quantity), based on market prices as of the termination date for energy and Environmental Attributes of the same vintage and quality, such market prices to be determined based on the average of prices quoted by at least two independent third party brokerage services reasonably selected by Buyer, plus (iii) all costs (including reasonable attorneys' fees and expenses) reasonably incurred by Buyer in connection with the termination of this Agreement.

(d) No Penalty. Both Parties hereby stipulate that the payment obligations set forth above are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such payments as an unreasonable penalty.

(e) Bankruptcy - Forward Contract, Forward Contract Merchants. The Parties acknowledge and agree that this Agreement is a forward contract and that the Parties are forward contract merchants, as those terms are used in the United States Bankruptcy Code.

ARTICLE 9: TERMINATION.

If an Event of Default occurs with respect to either Party at any time during the term of this Agreement, the Non-Defaulting Party has the right, but not the obligation, to deliver a written notice to the Defaulting Party designating a day, no earlier than the day such notice Is effective and no later than twenty
(20) days after such notice is effective, as an early termination date of this Agreement. Upon the occurrence of any Event of Default

-------------------
*Confidential Treatment Requested.

listed in clauses (i) or (vi) of the definition of "Event of Default" above as it may apply to any Party, the Non-Defaulting Party shall have the right to terminate this Agreement immediately. Notwithstanding any termination under this
Article 9, any and all remedies provided to the Parties under this Agreement or available in equity or under other applicable law may be pursued by the affected Party. Any amounts owed under this Agreement shall be immediately due and payable.

ARTICLE 10: LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ENVIRONMENTAL ATTRIBUTES, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3. IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS PROVIDED IN ARTICLE 15 BELOW, NEITHER PARTY HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SERVICES EACH PARTY WILL PROVIDE PURSUANT TO THIS AGREEMENT. NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER PARTY FOR ANY UNFORESEEABLE INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF REVENUES OR LOSS OF PROFITS.

ARTICLE 11: RELATIONSHIP OF THE PARTIES.

The relationship of the Parties under this Agreement is that of independent contractors. The Parties specifically state their intention that this Agreement is not intended to create a partnership or any other co-owned enterprise unless specifically agreed to by the Parties in a separate written instrument. Except as specifically provided herein, each Party shall continue to have the right to contract independent of the other Party with individuals and entities. Each Party shall be responsible for its own operating expenses and personnel expenses.

ARTICLE 12: TAXES.

Seller is liable for and shall pay, or cause to be paid, all taxes applicable to the sale of energy, capacity and associated Environmental Attributes hereunder arising prior to the Delivery Point. Buyer is liable for and shall pay, or cause to be paid, all taxes applicable to the sale of energy, capacity and associated Environmental Attributes hereunder arising at and from the Delivery Point.

-------------------
*Confidential Treatment Requested.

ARTICLE 13: NOTICES.

All notices required or permitted to be given hereunder in writing shall, unless expressly provided otherwise, be in writing, properly addressed, postage pre-paid and delivered by hand, facsimile, certified or registered mail, courier or by facsimile to the appropriate address as either Party may designate from time to time by providing notice thereof to the other Party.

     If to Buyer:                         If to Seller:

     Salt River Project Agricultural      Snowflake White Mountain Power, LLC
     Improvement and Power District       [on file with Registrant]
     Mail Station ISB 669                 [on file with Registrant]
     P.O. Box 52025                       Attention: Robert M. Worsley
     Phoenix, Arizona 85072-2025          Telephone: [on file with Registrant]
     1600 North Priest Drive              Fax: (480) [on file with Registrant]
     Tempe, Arizona 85281-8100
     Attn: Manager, Resource Planning &
     Development
     Telephone: 502-236-6992
     FAX: 602-236-5469

     Copy to:

     Salt River Project Agricultural
     Improvement and Power District
     Mail Station PAB 215
     P.O. Box 52025
     Phoenix, Arizona 85072-2025
     1600 North Priest Drive
     Tempe, Arizona 85281-8100
     Attn: Corporate Secretary's Office
     Telephone: 602-236-8806
     Fax: 602-236-2188

Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by facsimile shall be deemed received when confirmed by the sending Party's facsimile machine, when sent on a Business Day before 5:00 p.m. in the receiving Party's place of business. Facsimile transmissions received after 5:00 p.m. shall be deemed received on the following Business Day.

__________

* Confidential Treatment Requested.

ARTICLE 14: CONFIDENTIAL INFORMATION.

(a) The provisions of this Agreement and any information provided by either Party to the other Party pursuant to this Agreement or which is otherwise derived as a result of a Party's performance under this Agreement shall be utilized by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving party to any third party. Notwithstanding the foregoing, any such information may be disclosed: (i) to the extent required by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the receiving Party gives the non-disclosing Party written notice at least three (3) Business Days prior to such disclosure, if practicable, and files for a protective order, if possible, limiting access to such information to specific Persons, (ii) to sources that provide or may provide capital or credit to Buyer or Seller and their respective successors, assigns, participants, trustees or agents of such sources to the extent any such Person agrees to be bound by standard confidentiality provisions, (iii) to agents, trustees, advisors and accountants of the Parties, (iv) to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure, (v) by Buyer to a potential assignee of this Agreement; provided that Purchaser shall require such potential assignee or prospective buyers to keep such information confidential, (vi) by Seller to a potential assignee of this Agreement; provided that Seller shall require such potential assignee or prospective suppliers to keep such information confidential, (vii) to the mediators and/or arbitrators in accordance with any dispute resolution procedures involving this Agreement or (viii) to the holder of the Party's debt obligations, any trustee or agent for such holder, any surety, any energy transmitter or supplier and, if such holder, surety, transmitter or supplier is a nominee for one or more beneficial holders, with such beneficial holders. Nothing in this Agreement shall limit either Party's use or disclosure of information which: (i) is now generally known or available on an unrestricted basis to the public or becomes so known or available on an unrestricted basis through no fault of the receiving Party;
     (ii) is already in the receiving Party's possession without restriction as to its use or disclosure prior to its receipt from the disclosing Party;
     (iii) is acquired by the receiving Party on an unrestricted basis from any third party, provided that the receiving party does not know or have reason to know, or is not informed subsequent to disclosure by such third party and prior to disclosure by the disclosing Party, that such information was acquired under an obligation of confidentiality, or (iv) information that was developed by or for the receiving Party independently of and without reference to the information of the disclosing Party.

(b) In addition, neither Party shall use the name, tradename, trademarks, service marks of or owned by the other Party, or logos of the other Party in any publicity releases, news releases, annual reports, product packaging, signage, stationery, print literature, advertising, websites or other media without securing prior written approval from the other Party, Neither Party shall, without prior written consent of the other Party, represent, directly or indirectly, that any product or service offered by that Party has been approved or endorsed by the other Party.

----------
* Confidential Treatment Requested.

ARTICLE 15: MISCELLANEOUS.

(a) Representations and Warranties. Each Party represents and warrants to the other Party that (i) it is duly organized or registered, as applicable, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) It has, or in the case of Seller will have as of the first date Seller delivers electric energy to Buyer from the Project, all authorizations, licenses and consents necessary for it to legally perform its obligations under this Agreement; (iii) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of its governing documents, any contracts to which it is a party or any law, rule, regulation, or order applicable to it; (iv) this Agreement and every other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and subject to any equitable defenses; (v) it is not bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt; (vi) there is not pending nor, to its knowledge, threatened against it or any of its affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement; (vii) no Event of Default, or any event that with the passage of time would constitute an Event of Default, with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; (viii) it is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisors, as it deems necessary; (ix) it is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement; (x) no communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to expected results of this Agreement; (xi) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement; and (xii) it is capable of assuming, and assumes, the risks of this Agreement.

(b) Governing Law and Venue. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any legal action brought by either Party against the other pertaining to this Agreement shall be commenced and prosecuted in a state or federal court of proper jurisdiction located in Maricopa County, Arizona. Both Parties irrevocably consent to the jurisdiction of any such court.

----------
* Confidential Treatment Requested.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, whether oral or written, of the Parties.

(d) Amendments. Except to the extent herein provided, no amendment, supplement, modification, termination or waiver of this Agreement shall be enforceable unless executed in writing by the Party to be bound thereby.

(e) Assignment. This Agreement is binding on any successors and assigns of the Parties, Neither Party may transfer or assign its rights, title or interest in this Agreement, in whole or in part, without the other Party's written consent, such consent not to be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, Seller may, without the consent of Buyer, assign its interest in this Agreement as collateral to any Financier.

(f) Non-Waiver; No Third Party Beneficiaries. No waiver by any Party of any of its rights with respect to the other Party or with respect to this Agreement or any matter or default arising in connection with this Agreement, shall be construed as a waiver of any other right, matter or default. Any waiver shall be in writing signed by the waiving Party. This Agreement is made and entered into for the sole benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, have any rights under, or have any direct or indirect cause of action or claim in connection with this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement binding on both Parties and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

(h) Severability. In the event that any provision of the Agreement shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of the Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are void or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either Party.

(i) Uncontrollable Force. To the extent either Party is prevented by an Uncontrollable Force from carrying out, in whole or in part, its obligations under this Agreement, such Party shall be excused from the performance of its obligations under this Agreement to the extent affected by such Uncontrollable Force (other than the obligation to make payments then due or becoming due with respect to performance prior to the Uncontrollable Force). Neither Party shall, however, be relieved of liability for failure of performance to the extent that such failure is due to causes arising out of Its own negligence or due to removable or remediable causes which it fails to remove or remedy within a reasonable time period. The term "Uncontrollable Force" means an event or circumstance which prevents one Party from performing its obligations under this Agreement, which event or circumstance is not within the reasonable control of, or the result of the negligence of the claiming Party, and which by the exercise of due diligence, the claiming Party is unable to avoid, cause to be avoided, or

----------
* Confidential Treatment Requested.

     overcome. "Uncontrollable Forces" may include and are not restricted to flood, drought, earthquake, storm, lightning and other acts of God, fire, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, terrorism, change in applicable law or regulation and restraint by court order or public authority. The following shall not be considered "Uncontrollable Forces": (i) the price of electricity paid to Seller; or (ii) Buyer's Inability due to price to use or resell the power purchased hereunder. Nothing contained herein shall be construed to require a Party to settle any strike or labor dispute In which it may be involved. Either Party rendered unable to fulfill any of its obligations by reason of an Uncontrollable Force shall give prompt notice of such fact and shall exercise due diligence, as provided above, to remove such inability within a reasonable time period. If oral notice is provided, it shall be promptly followed by written notice.

(j)  Creditworthiness.

     (i) If at any time during the term of this Agreement, Buyer fails to maintain a rating of BBB or higher by S&P and Baa2 or higher by Moody's for its revenue bonds, unless Buyer is only rated by one of S&P or Moody's as of the date of this Agreement, in which case, unless and until Buyer becomes rated by both S&P and Moody's, a rating of BBB or higher by S&P or Baa2 by Moody's, Seller may require Buyer to provide (1) a letter of credit from a bank or trust company with a combined capital and surplus of at least $1 billion and whose long-term unsecured senior debt is rated at least "A-" by S&P and "A3" by Moody's or (2) such other collateral or security as Seller may require. Buyer's obligation under this provision shall be limited to providing a letter of credit or other collateral or security in an amount equal to a reasonable estimate of the damages that Seller would be entitled to recover in accordance with Article 8(b) if Seller was entitled to terminate this Agreement. If Buyer fails to provide the assurances required by this Article 15(j)(i) within twenty (20) Business Days of demand therefore, such failure will be considered an Event of Default by Buyer under Article 7 and Seller shall have the right to exercise any of the remedies provided for under this Agreement.

     (ii) If at any time during the term of this Agreement Guarantor falls to maintain an aggregate net worth equal to or in excess of the Minimum Net Worth Amount, Buyer may require Seller (or its successors or assigns) to provide (1) a letter of credit from a bank or trust company with a combined capital and surplus of at least $1 billion and whose long-term unsecured senior debt is rated at least "A-" by S&P and "A3" by Moody's or (2) such other collateral or security as Buyer may require. Seller's obligation under this Article 15(j)(ii) shall be limited to providing a letter of credit or other collateral or security in an amount equal to a reasonable estimate of the damages that Buyer would be entitled to recover in accordance with Article 8(c) of this Agreement if Buyer was entitled to terminate this Agreement. If Seller fails to provide the assurances required by this
          Article 15(j)(ii) within twenty (20) Business Days of demand therefore, such failure will be considered an Event of Default by Seller under Article 7 and Buyer shall have the right to exercise any of the remedies provided for under this Agreement.

----------
* Confidential Treatment Requested.

     (iii) In the event the Personal Guaranty Agreement dated of even date herewith and delivered by Guarantor has been terminated and is no longer in effect, should Seller's creditworthiness, financial responsibility, or performance viability become unsatisfactory to Buyer in Buyer's reasonably exercised discretion with regard to this Agreement, Buyer may require Seller (or its successors and assigns) to provide, at the Seller's option (but subject to Buyer's acceptance based upon reasonably exercised discretion), either (1) the posting of a letter of credit, (2) a cash prepayment, (3) the posting of other acceptable collateral or security, (4) a guarantee agreement executed by a creditworthy entity; or (5) some other mutually agreeable method of satisfying Buyer. Seller's obligations under this provision shall be limited to a reasonable estimate of the damages to Buyer (consistent with Article 8 of this Agreement) if Seller were to fail to perform its obligations under this Agreement. If Seller fails to provide such reasonably satisfactory assurances of its ability to perform a transaction hereunder within twenty (20) Business Days of demand therefore, such failure will be considered an Event of Default under Article 7 of this Agreement and Buyer shall have the right to exercise any of the remedies provided to it under this Agreement.

(k) Scheduling. No less than three (3) months prior to the date Seller anticipates the Project to be placed into commercial operation, Seller and Buyer shall meet to develop appropriate scheduling procedures for implementing the delivery of energy under this Agreement. Such scheduling procedures shall be consistent with Western Electricity Coordinating Council and North American Electric Reliability Council procedures and guidelines, as either may be amended from time to time. All costs for implementing such scheduling procedures including but not limited to the cost of all necessary metering and communication equipment shall be the responsibility of Seller.

(l) Cure By Financier. During the term of this Agreement, Seller shall provide Buyer with current information regarding the name(s) and address(es) of any Financier. As long as Seller has outstanding and unpaid financing liabilities, Buyer agrees to promptly furnish to all Financiers, then known to Buyer, (i) if in any Delivery Year Seller fails, other than due to an Uncontrollable Force, to deliver to Buyer one-half of the Minimum Annual Contract Quantity by the end of the seventh (7th) month of such Delivery Year, notice that Seller may not meet its obligation to deliver Buyer the Minimum Annual Contract Quantity, (ii) if in any Delivery Year Seller fails, other than due to an Uncontrollable Force, to deliver to Buyer the Minimum Annual Contract Quantity by the end of such Delivery Year, notice that Seller has not delivered the Minimum Annual Contract Quantity during such Delivery Year and (iii) a copy of any default pursuant to Article 7 given to Seller. Prior to any exercise by Buyer of any remedies it may have under this Agreement, including termination or suspension of Buyer's performance hereunder, Buyer shall give Financier written notice of the event, occurrence or omission (any such event, occurrence, or omission, a "Breach") giving rise to the Buyer's right to exercise such remedies and will afford the Financier or its designees a period of thirty (30) days in addition to any cure period provided to Seller under this Agreement to cure any Breaches.

----------
* Confidential Treatment Requested.

(m) Authorized Representatives. As a means of securing effective and timely cooperation here under and as a means of dealing on a prompt and orderly basis with various problems which may arise in connection with system coordination and operation hereunder, the Parties shall each appoint a representative (each an "Authorized Representative") and an alternate representative to act in the absence of the Authorized Representative.

     (i)  The responsibilities of the Authorized Representatives are as follows:

          (A) To establish, review, approve, and/or modify procedures and standard practices, consistent with the provisions hereof, for the guidance of traders or power schedulers as to matters affecting transactions hereunder.

          (B) To establish, review, approve, and/or modify any scheduling procedures required in connection with transactions hereunder.

          (C) To do such other things and carry out such duties as specifically required or authorized by this Agreement; provided, however, that the Authorized Representatives shall have no authority to amend or modify this Agreement.

     (ii) Each Party shall give written notice to the other Party of the name of its designated Authorized Representative and alternate Authorized Representative within one hundred and eighty (180) days after the date of execution of this Agreement. Notice of any change of Authorized Representative or alternate Authorized Representative shall be given by written notice to the other Party. Each Party's designated Authorized Representative shall be authorized to act on behalf of such Party with respect to those responsibilities provided herein.

(n) Waiver of Jury Trial. Each Party hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement.

(o) Headings. The headings contained in this Agreement are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this Agreement.

(p) Further Assurances. If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Agreement the other Party shall, at the expense of the requesting Party, execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Agreement.

(q) Survival. Termination of this Agreement for any reason shall not relieve either Party of any obligation accruing or arising with respect to the period prior to such termination and required by the terms of this Agreement to be performed at a date subsequent to the date of termination.

----------
* Confidential Treatment Requested.

(r) Construction of Certain Terms and Phrases. Unless context of this Agreement otherwise requires:

     (i)  words of any gender include each other gender;

     (ii) words singular and plural in number will be deemed to include the other;

     (iii) the terms "hereof," "herein," "hereby," and similar words refer to this entire Agreement and not any particular article, section, exhibit, appendix or schedule or any other subdivision of this Agreement;

     (iv) all article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes;

     (v) The term "includes" or "including" shall mean "including without limitation";

     (vi) References to "this Agreement" or any other agreement or document shall be construed as a reference to this Agreement or such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

----------
* Confidential Treatment Requested.

IN WITNESS WHEREOF, each of the Parties hereto acknowledge that they have read the terms and conditions contained herein, understand and agree to the same and agree to be bound thereby and have caused this Agreement to be executed In duplicate originals by its duly authorized representative on the respective dates entered below.

                                        SNOWFLAKE WHITE MOUNTAIN POWER, LLC
                                        ("SELLER")


                                        By: /s/ Robert M. Worsley
                                            ------------------------------------
                                            (Signature)

                                        Robert M. Worsley
                                        (Name typed or printed)
                                        Title: CEO
                                        Date: 8-17-06

                                        SALT RIVER PROJECT AGRICULTURAL AND
                                        IMPROVEMENT DISTRICT ("BUYER")


                                        By: /s/ Mark B. Bonsall
                                            ------------------------------------
                                        (Signature)


                                        Mark B. Bonsall
                                        (Name typed or printed)


                                        Associate  General Manager
                                        Title:
                                        8/29/06
                                        Date:

----------
* Confidential Treatment Requested.

EXHIBIT A: CONTRACT RATES

(I) CONTRACT RATE: The rate for deliveries of energy by Seller to Buyer under this Agreement shall be priced as follows:

                   Contract Rate*
     Period           Per MWh
----------------   --------------
Delivery Year 1        $ [*]
Delivery Year 2        $ [*]
Delivery Year 3        $ [*]
Delivery Year 4        $ [*]
Delivery Year 5        $ [*]
Delivery Year 6        $ [*]
Delivery Year 7        $ [*]
Delivery Year 8        $ [*]
Delivery Year 9        $ [*]
Delivery Year 10       $ [*]
Delivery Year 11       $ [*]
Delivery Year 12       $ [*]
Delivery Year 13       $ [*]
Delivery Year 14       $ [*]
Delivery Year 15       $ [*]
Delivery Year 16       $ [*]
Delivery Year 17       $ [*]
Delivery Year 18       $ [*]
Delivery Year 19       $ [*]
Delivery Year 20       $ [*]

*    This Contract Rate is subject to adjustment as provided in Article 3(a).

-----
*    Confidential Treatment Requested.